Statement of Work

This Statement of Work ("SOW") is entered into on May 16, 2017, by and between Mobomo, LLC ("Mobomo") and RGS Energy ("Client") pursuant to and governed by the Master Services Agreement between the aforementioned parties, dated May 16, 2017 (the "Agreement"), and is hereby made an exhibit thereof. Any conflict or inconsistency between the provisions of the Agreement and this SOW shall be resolved by giving precedence first to the SOW and then to the Agreement. This SOW shall be non-binding and of no legal effect until signed by the duly authorized representatives of both parties.

1. STATEMENT OF WORK

RGS Energy would like to develop an innovative mobile and web application suite for the purpose of a better sales cycle and customer experience. Mobomo will work with RGS Energy throughout the following three phases in this Statement of Work:

- Project Go
- Design Phase
- Build Phase

2. PROJECT GO!

Upon approval of the project, Mobomo and RGS will kick off the Project Go! phase. Project Go! is a series of in-person work sessions to help RGS Energy and Mobomo define the Mobile App strategy JTBD (jobs to be done). The goal of this phase is to ensure alignment between Mobomo and the RGS Energy team on project goals, scope, user personas, and technical requirements.

Through these sessions, we will craft a roadmap, timeline, and recommendations to make your Mobile App experience achieve your goals.

Deliverables for Project Go are to include:

- Three (3) day working session with key stakeholders, approximately 4 hours per day.
    - User Interviews, up to three (3) users
    - Person Matrix of three (3) key persona types
    - Requirements gathering including two (2) stakeholder work sessions
- PDF deck and presentation with conclusions and recommendations.
- Project roadmap, timelines and user stories
    - End to end user flows
    - Mobile App Architecture Documentation / System Specs Recommendations
- Analytics tool and campaign management recommendations

3. DESIGN PHASE

Following Project Go!, Mobomo will move toward the Design Phase of the project immediately. During Phase 2 of the engagement, Mobomo will shift its focus to creating high-fidelity designs for each individual screen of the applications. We will use these screens to build a clickable InVision prototype which can be downloaded directly to your phone. This process helps us fine-tune the user experience and interface before development begins.

Design phase deliverables are to include:

- Mood Board
- UI High Fidelity Designs
- Style Guide
- Updated InVision Prototype

Applicable policies/notices for the Design Phase:

- Once design is accepted, additional modifications may be made on a time and materials basis for any changes that require a change of less than 10% in value based on overall design budget.
- For substantial changes, those greater than 10% in value of the original design budget or that extend the schedule by more than 10%, a change request form must be submitted and a quote for the additional work will be provided by Mobomo. Work will not begin on these changes until both parties agree to the terms (scope, cost, schedule) defined in the change request.

4. BUILD PHASE

Mobomo uses an Agile development methodology and lean startup principles to reduce risk and deliver robust applications to our clients. During this project phase, Mobomo will hold daily scrums.

Scrum meetings allow the Mobomo project manager to talk to the entire team on a regular basis, keep abreast of the project status, and manage critical decisions on a daily basis throughout the development process.

As opposed to the typical 30-day Sprint review used in Agile development, Mobomo will perform a review every week with RGS Energy providing deliverables for review and ad-hoc builds of the Mobile App as appropriate.

Deliverables during the build phase are to include:

- Product delivered to RGS Energy POC daily
- Weekly Agile Sprints
- Weekly review and sprint planning with your Project Manager
- Team size based on assumed technical requirements
- Daily Quality Assurance testing

5. QUALITY ASSURANCE TESTING

- Mobomo will provide quality assurance testing during the development phase.

- This includes testing across the supported browsers and devices for both functional and visual adherence to product design.
- Mobomo will only solve reproducible issues on default installations of supported browsers and operating systems. Mobomo will only fix issues within the definition of "issue" displayed below. Anything outside such definition will be considered an enhancement and, therefore, out of scope.

Definition of "issue":

A problem which impairs or prevents the functions of the product. The 'problem' could be the result of an error, flaw, failure, or fault in a computer program or system that causes it to produce an incorrect or unexpected result, or to behave in unintended ways.

Most breaks arise from mistakes and errors made by people in either a program's source code or its design, or in frameworks and operating systems used by such programs, and a few are caused by compilers producing incorrect code.

Definition of "enhancement":

A change that modifies the behavior or look and feel of an existing feature resulting in new work or development. An enhancement may include an augmentation or change in functionality that makes the system or software application more efficient, faster, more usable, more useful, and/or more desirable. Implementing an enhancement makes the application/website "better".

User acceptance testing definition:

This is the exercise of distributing the product among a group of potential users and gathering their feedback to assess the successful user experience provided by such product. Usually after this acceptance testing, the feedback is incorporated to improve the product.

We do not agree to reviews by third parties for code reviews.

Acceptance is done by a single defined person, brining in unannounced third parties for code reviews or product reviews is not agreed upon.

4. WHAT YOU CAN EXPECT

Estimation & Definition of Done

Definition of Done list is in Appendix A and approved by Client upon signature.

This list includes all the features that were listed in the scope and estimated for this phase.
Mobomo will only develop the features and functionalities agreed upon this document. Anything that falls under the definition of "enhancement" described on section 4 will be treated as new scope.

QA Certification

Mobomo team will plan and decide when this process will take place during each week. After each certification cycle the Mobomo team may send a weekly report with a summary of which features have been tested.

Code Freeze

Mobomo team will declare a code freeze stage once all the features which belong to a productive release were considered as done and approved by the client with the intention generating a stable version of the application. Under this stage the application code will be consider as locked and any requirement changes have to be applied on the next release. Ideally, the code freeze needs to happen 2 weeks prior to the intended release date.

Approval & Acceptance

Once the Sprint is completed and Client has verified that the features developed work as expected, the Mobomo team will send an Approval & Acceptance request to The Client before moving to the next Sprint.

In the early stages of the project, there might not be any concrete deliverables to approve by Client.

5. RECEIVABLES

The following items will be delivered by the client:

- Applicable documentation
- Relevant APIs
- Salesforce/other relevant credentials/access

6. DELIVERABLES

- Mobomo will provide application source code after completion of the project and after the last payment of the project has been received.
- Mobomo will provide Mockups, Workflows, PSD documents and all the files used in the project.

7. CLIENT RESPONSIBILITIES

If Client fails to fulfill the tasks and responsibilities established in this contract in a timely manner, additional fees may apply.

- Any change in the requirements must be requested through a formal CMR (Change Management Requirement) process. Any changes to the initial requirement may translate into additional fees.
- Client must ensure all the materials, third party services, API, Databases, etc. are ready upfront prior to kicking off the project. Any material that is not ready by that time may cause a delay in the delivery of the project.
- Attending weekly meetings with the Mobomo team.
- Testing and approving all deliverables made my Mobomo within 3 business days of presentation. Anything not tested within this time is deemed as accepted. Acceptance criteria for each deliverable will be defined during Project Go and signed off upon.

8. PAYMENT TERMS:

Total: $516,000

The following payment schedule will be followed for the project. Payments are to be made on a monthly basis.

Time	Percentage	Price
Contract Signing	10%	$51,600
End of month 1	10%	$51,600
End of month 2	20%	$103,200
End of month 3	20%	$103,200
End of month 4	20%	$103,200
End of month 5	20%	$103,200

Signature page follows

9. SIGNATURES:

Mobomo LLC

Signature [signature]

Print Name / Title Brian Lacey / CEO

Date 5/24/17

RGS Energy

Signature [signature]

Print Name / Title Alan Fine, PFO

Date 5/23/17